TKO Group Holdings, Inc.
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Insider Trading Compliance Policy

I.
Overview
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All officers, directors and employees of TKO Group Holdings, Inc. (the “Company” or “TKO”) and its subsidiaries (collectively, “TKO Personnel”) must comply with applicable laws and regulations concerning securities trading, commonly known as “insider trading.”
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Insider trading and stock tipping are criminal offenses subject to severe criminal and civil consequences. Any violation of this policy could subject TKO Personnel to disciplinary action, up to and including termination.
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TKO Personnel may not directly or indirectly communicate (or “tip”) material, non-public information other than in accordance with Company policies.
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Judgment should be exercised in connection with all securities trading. TKO Personnel are prohibited from actively trading in the Company’s stock and from engaging in activities designed to profit from trading in the Company’s stock (short sales, day trading, etc.).
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TKO Personnel should seek to avoid any appearance of impropriety associated with any such tipping or trading, which could attract heightened regulatory scrutiny to the Company and TKO Personnel.
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Specific questions regarding this policy or applicable law should be directed to the Company’s Chief Legal Officer or his or her designee.
II.
Scope

This Insider Trading Compliance Policy (this “Policy”) applies to all TKO Personnel, as well as such TKO Personnel’s spouse, minor children and any other family member sharing the same household as such TKO Personnel, as well as any other account, trust or entity over which such TKO Personnel makes or directs investment decisions, whether the securities are held directly or indirectly (collectively, “Related Parties” and, together with TKO Personnel, “Covered Persons”). TKO Personnel will be responsible for compliance with this Policy by their Related Parties. Notwithstanding anything to the contrary herein, Related Parties shall not include, and this Policy shall not apply to, any entity if such entity, or any affiliate thereof, is advised or managed by an investment advisor which is, or an affiliate of such investment advisor is, registered with the SEC as a registered investment adviser under the U.S. Investment Advisers Act of 1940, as amended, and is subject to policies or procedures designed to ensure compliance with federal securities laws and regulations prohibiting trading in the securities of a company on the basis of material, non-public information.

Questions regarding the Policy should be directed to the Company’s Chief Legal Officer.

III.
Prohibition on Insider Trading

No Covered Person shall purchase, sell, gift or otherwise transfer any security, whether the issuer of such security is the Company or another company, while in possession of material, non-public information relating to the subject security or company obtained in connection with the TKO Personnel’s employment by or service to the Company or otherwise in breach of a duty of trust or confidence. Additionally, a Covered Person’s knowledge of material non-public information about TKO may also be viewed as having material non-public information about Endeavor Group Holdings, Inc. (“Endeavor”), which would prohibit the Covered Person from trading in securities of both TKO, as well as securities of Endeavor.

“Material” is a facts and circumstances determination, but a fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative.

“Non-Public” means information that is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors on a non-discriminatory basis.

“Securities” include stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, transfers, gifts, pledging and margin loans, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities. For purposes of this Policy, including provisions regarding trading windows, blackout periods and pre-clearance, a purchase or a sale of Company securities includes any conversion or exchange of any limited company liability units or other interests that are convertible for or exchangeable into (x) any equity or other security of the Company or (y) any equity or other security which, in turn, is convertible for or exchangeable into any equity or other security of the Company (each and collectively, a “Derivative Security Conversion”).

No TKO Personnel shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

TKO Personnel should be aware of their potential to inadvertently tip information, as individuals outside of the Company may assume that TKO Personnel have access to material, non-public information, whether or not this is true. As a result, informal conjectures or opinions given by TKO Personnel could be taken as fact by third parties. TKO Personnel must generally be cautious when discussing the business of the Company in public or with individuals outside of the Company, whether or not material, non-public information is being exchanged, and shall not overstate their knowledge or the importance or materiality of information in their possession.

IV.
Blackout Periods And Pre-Clearance Requirements

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.

A.
Trading Windows and Blackout Periods

No director, executive officer or other TKO Personnel listed on a schedule maintained by the Chief Legal Officer or his or her designee (each, the “Authorizing Officer”) and any other TKO Personnel designated from time to time by the Authorizing Officer as being subject to quarterly blackout periods, including, in each case, any such TKO Personnel’s Related Parties (each a, “Restricted Person”) shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the first full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 17. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading.

Exceptions to the blackout period policy may be approved only by the Authorizing Officer. Additionally, from time to time, either (i) the Company may recommend certain TKO Personnel and their Related Parties suspend trading in the Company’s securities or (ii) the Board of Directors may impose trading restrictions for certain TKO Personnel and their Related Parties, in either case, because of information or developments that have not yet been disclosed to the public. In such circumstance, those affected should not trade in the Company’s securities while the suspension is in effect and should not disclose to others that the Company has suspended trading.

The list of Restricted Persons may be updated from time to time, and such list shall be maintained in the Company’s records.

B.
Pre-Clearance Requirement

Directors, executive officers and those other TKO Personnel listed on a schedule maintained by the Authorizing Officer, as well as such other TKO Personnel as are designated from time to time by the Authorizing Officer as being subject to this pre-clearance process, including, in each case, any such person’s Related Parties (each, a “Pre-Clearance Person”) must be pre-cleared by the Authorizing Officer. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules and should not be understood to represent legal advice by the Company that a proposed transaction complies with the law.

Pre-clearance requests should be made at least two (2) business days in advance of the proposed transaction and be submitted in a form of Pre-Clearance Request designated by the Authorizing Officer. Any such pre-cleared trades must be effected within five (5) business days of receipt of the pre-clearance unless a specific exception has been granted by the Authorizing Officer. Notwithstanding the foregoing, any transaction that involves a Derivative Security Conversion, including in accordance with any agreement governing such Derivative Security Conversion, whether or not in connection with a contemporaneous sale or disposition, must be consummated during the trading window in which the pre-clearance was requested.

Any pre-cleared trade or any portion of a pre-cleared trade (other than a Derivative Security Conversion) that has not been effected during the requisite period must be pre-cleared again prior to execution. Any pre-cleared Derivative Security Conversion that has not been effected during the requisite period may be consummated during the next subsequent open trading window, unless earlier revoked pursuant to the terms of any agreement governing such Derivative Security Conversion. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a blackout period before a pre-cleared trade is effected, such pre-cleared trade may not be effected, provided that the consummation of a pre-cleared Derivative Security Conversion may be delayed until the next open trading window.

Exceptions to the foregoing pre-clearance requirements may be approved by the Authorizing Officer. The list of Pre-Clearance Persons may be updated from time to time, and such list shall be maintained in the Company’s records.

C.
Exceptions

The provisions under Section IV.A. above do not apply to:

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purchases and sales between the Company and a Restricted Person;
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(a) exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement that, in each case, do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or a broker-assisted sale to cover any tax withholding obligations incurred in connection with the exercise of stock options, the vesting or settlement of an equity award and/or a Derivative Security Conversion that does involve a market sale of the Company’s securities, and, therefore, would not qualify under this exception (except as set forth in the immediately subsequent subsection (b)) or (b) the market sale of the Company’s securities in satisfaction of any tax withholding obligations incurred in connection with the vesting or settlement of an equity award to the extent in connection with a non-discretionary transaction under a Company policy requiring a “sale-to-cover” for purposes of tax withholding obligations;
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gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance;
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where the Company offers its securities as an investment option in a 401(k) plan, the purchase of such securities through such 401(k) plan through regular payroll deductions; however, the sale of any such securities and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the fund is not an excepted transaction;
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where the Company offers its securities under an employee stock purchase plan, the purchase of such securities through such employee stock purchase plan; however, the sale of any such securities and changing instructions regarding the level of withholding contributions which are used to purchase such securities is not an excepted transaction;
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purchases or sales of the Company’s securities made pursuant to a Trading Plan (as defined below) that (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy; and
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purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a blackout period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) is a “non-Rule 10b5-1 trading arrangement” as defined in Item 408(c) of Regulation S-K, (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.

The provisions under Section IV.B. above do not apply to:

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purchases or sales of the Company’s securities made pursuant to a Rule 10b5-1 Trading Plan or a non-Rule 10b5-1 trading arrangement that was pre-cleared pursuant to this Policy and has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.
D.
Post-Termination Transactions

If TKO Personnel are in possession of material, non-public information when his or her service with the Company ends, that individual and his or her Related Parties may not trade in the Company’s securities until that information has become public or is no longer material and as otherwise determined by the Authorizing Officer.

V.
Additional Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Whether or not unlawful, you are prohibited from engaging in these trading activities in relation to the Company’s securities, as these transactions are not consistent with a long-term investment in the Company or are designed to profit from fluctuations in the price of the Company’s securities. Accordingly, you may not engage in activity of the type that is designed to profit from trading (versus investing) activity or that is designed to profit from or hedge against decreases in the value of the Company’s securities, and the following transactions are prohibited under this Policy:

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“short sales”;
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trading activity designed to profit from fluctuations in the price of these securities, such as “day trading” and arbitrage trading and other short-term opposite-way market transactions;
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hedging transactions;
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transactions in puts, calls or other derivative securities or any instruments designed to increase in value as a result of, or hedge or offset any decrease in, the market value of the Company’s securities; and
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purchases of the Company’s securities on margin and pledging the Company’s securities to secure margin or other loans unless preapproved by the Authorizing Officer.

Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity (including a private equity firm) with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

VI.
Rule 10B5-1 Trading Plans
A.
Entering Into Trading Plans

A request to enter into a trading plan intended to comply with Rule 10b5-1 (a “Trading Plan”) must be pre-approved by the Authorizing Officer. Covered Persons may enter into a Trading Plan only in good faith when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading blackout period. The Company requires a cooling-off period for:

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Section 16 reporting persons, a period that extends to the later (i) of 90 days after adoption or modification of a trading Plan and (ii) two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted or modified, as applicable, up to a maximum of 120 days; and

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employees who are not Section 16 reporting persons and any other persons, other than the Company, a period that extends at least 30 days after adoption or modification of a Trading Plan.

An individual may not adopt more than one Trading Plan at a time except in accordance with the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Authorizing Officer. Terminations or modifications to any Trading Plan in effect as of the date hereof or hereafter are subject to the requirements set forth below.

B.
Terminations and Modifications to Trading Plans

Termination of Trading Plans should occur only in unusual circumstances and if the person terminating the plan is acting in good faith. Effectiveness of any termination or modification of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Termination is effected upon written notice to the broker.

A person acting in good faith may modify a prior Trading Plan so long as such modifications are made outside of a quarterly trading blackout period and at a time when the Trading Plan participant does not possess material, non-public information. Modifications to a Trading Plan are subject to pre-approval, and modifications of a Trading Plan that change the amount, price, or timing of purchases or sales of the securities underlying the Trading Plan will trigger a new cooling-off period (as described above).

Under certain circumstances, a Trading Plan must be terminated. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances.

C.
Reporting Requirements

Trades made by a Section 16 reporting person under a Trading Plan must be promptly reported to the Company to permit timely filing of a Section 16 filing. Such reporting should include the identity of the reporting person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person. The Form 4 must indicate that the transaction was made pursuant to a Trading Plan.

Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability.

D.
Public Disclosure

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan.

E.
Limitation on Liability

None of the Company, the Chief Legal Officer, the Authorizing Officer, TKO Personnel or any other person will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI or a request for pre-clearance submitted pursuant to Section IV of this Policy. Notwithstanding any review of a Trading Plan pursuant to this Section VI or pre-clearance of a transaction pursuant to Section IV of this Policy, none of the Company, the Chief Legal Officer, the Authorizing

Officer, the Company’s other employees or any other person assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

VII.
Liability for Insider Trading

Violations for insider trading can include liability for both the violator as well as the Company, including: civil injunctions; damage awards to private plaintiffs; disgorgement of all profits; civil fines; criminal fines; and jail sentences. In addition, insider trading could result in serious sanctions by the Company, including dismissal of service.

VIII.
Policy Administration

The Authorizing Officer has authority to interpret, amend and implement this Policy. This authority includes interpreting or waiving the terms of this Policy, to the extent consistent with its general purpose and applicable securities laws. The Chief Financial Officer will administer this Policy as it applies to any trading activity by the Authorizing Officer.

IX.
Certification of Compliance

All TKO Personnel may be asked periodically to certify their compliance with the terms and provisions of this Policy.

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Effective Date: February 14, 2025